Exhibit 10.8
Summary of the Oral Agreements between
China Medstar Pte. Ltd. and Mr. Yaw Kong Yap
From November 30, 2006 to September 30, 2009, Yaw Kong Yap agreed to provide to China Medstar Limited, the predecessor entity of China Medstar Pte. Ltd., loans in the aggregate amount of 30,255.3 Singapore Dollars. The loans were agreed to be used by China Medstar Limited to pay for certain of its administrative expenses. The loans were unsecured, interest-free and repayable on demand.